                                                                   Exhibit 10.4


                                        February 6, 2002


Lawrence M. Smith, President
Beverly National Corporation
240 Cabot Street
Beverly, MA 01915

Dear Larry:

     Reference is made to your Employment Agreement dated May 31, 1991, as amended December 22, 1998, between us (the "Agreement").

     This letter will confirm our understanding that the terms of the Agreement are amended to provide that:

     1. A new paragraph (c) is hereby added to Section 3 of the Agreement to read as follows:

     "(c)  Repurchase of Shares. The Company shall repurchase from the Employee
           --------------------
     22,500 shares of the Employee's stock in the Company on or prior to June 30, 2002. The price to be paid for the shares shall be the market price for such shares at the time the Employee tenders the stock to the Company. The shares shall be held by the Company as treasury stock."

     2. A new paragraph (e) is herby added to Section 8 of the Agreement to read as follows:

     "(e)  Payment Upon Retirement. Upon the Employee's retirement, the Company
           -----------------------
     shall pay the Employee a lump sum bonus in such amount as shall result in the Employee being paid, after all standard deductions are taken from such bonus, an amount equal to the Employee's gross W-2 wages for 2001. As used in this Section, "standard deductions" shall mean such deductions normally made from the Employee's compensation, including, but not limited to withholding for federal and state tax, FICA, and Medicare. As used in this Section, "gross W-2 wages" shall mean the Employee's total W-2 compensation, including amounts paid under any salary reduction agreements for plans under Sections 401(k), or 125 or 129 of the Internal Revenue Code of 1986, as amended. In the event the Employee retires on or prior to January 2, 2003, the Company will pay the bonus to the Employee on January 2, 2003. In the event the Employee retires after January 2, 2003, the Company will pay the Employee on the effective date of his retirement."

     3. In addition to the benefits on Exhibit A, you shall be entitled to purchase from the Corporation the automobile presently provided to you for one dollar ($1.00) upon the date of your retirement as President of Beverly National Corporation and Beverly National Bank.

     All other provisions of the Agreement remain in full force and effect.

     Please sign below to indicate your concurrence with the foregoing.


                                      Sincerely,

                                      BEVERLY NATIONAL CORPORATION


                                      By: /s/  Alice B. Griffin
                                          ----------------------------------

AGREED:


/s/  Lawrence M. Smith
---------------------------
Lawrence M. Smith